UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 3, 2008

ENTROPIC COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33844 (Commission File Number)	33-0947630 (IRS Employer Identification No.)

6290 Sequence Drive San Diego, CA 92122 (Address of Principal Executive Offices and Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In April 2007, Entropic Communications, Inc., a Delaware corporation (“Entropic”), entered into a Loan and Security Agreement with Silicon Valley Bank pursuant to which Entropic could receive advances of up to $7,000,000, secured by substantially all of Entropic’s tangible and intangible assets excluding intellectual property (the “A/R Line”). Interest is payable on amounts drawn under the A/R Line on a monthly basis at an annual interest rate equal to the prime rate plus 0.5% if Entropic maintains a liquidity ratio of at least 1.75 to 1, or the prime rate plus 2.0% if Entropic maintains a liquidity ratio of less than 1.75 to 1.

On April 3, 2008, Entropic entered into a Consent and Amendment to Loan and Security Agreement with Silicon Valley Bank (the “Amendment”). Pursuant to the Amendment, among other things, Silicon Valley Bank consented to Entropic’s purchase of substantially all of the assets of Vativ Technologies, Inc. (“Vativ”) described in Item 2.01 below. The Amendment also renewed the A/R Line, extended the term to April 11, 2009 and increased the maximum amount of the A/R Line from $7,000,000 to $10,000,000. The amount available under the A/R Line may be decreased by certain commitments, such as the $1.2 million standby letter of credit that secures Entropic’s performance under its headquarters facilities lease. As of April 3, 2008, there were no amounts outstanding under the A/R Line and $8,605,000 was available under the A/R Line.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 3, 2008, pursuant to the Asset Purchase Agreement (“Purchase Agreement”) dated April 3, 2008, by and among Entropic, Entropic Communications Bermuda LP and Vativ, Entropic acquired substantially all of the assets of Vativ, including Vativ’s intellectual property rights, existing product lines, inventory and equipment. Entropic paid approximately $5.9 million in cash at closing, $850,000 of which was contributed to and remains subject to an escrow fund which will be available to satisfy potential indemnity claims. In connection with the transaction, 17 former employees of Vativ, including 15 engineers, were hired by Entropic.

The acquired assets do not include Vativ’s cash, cash equivalents, investments or a portion of Vativ’s accounts receivable. Entropic assumed certain liabilities of Vativ equal to approximately $1 million, including current accounts payable and accrued vacation liabilities for the former employees of Vativ hired by Entropic. Entropic may record a one-time charge for purchased in-process research and development expenses. The amount of that charge, if any, has not been determined.

Redpoint Ventures and its affiliated venture funds own approximately 22% of Vativ’s outstanding capital stock. One of the members of Entropic’s Board of Directors, John Walecka, is a general partner of Redpoint Ventures. Mr. Walecka did not participate in the negotiations or deliberations concerning this acquisition. In addition, Entropic’s chief technology officer, Itzhak Gurantz, owns less than 0.1% of Vativ’s outstanding capital stock. Dr. Gurantz also did not participate in the negotiations or deliberations concerning this acquisition. The purchase price for the acquired assets was arrived at based on arms’ length negotiations with Vativ’s management. The acquisition was unanimously approved by Entropic’s board of directors, with Mr. Walecka abstaining from such vote.

A copy of a press release issued by Entropic with respect to the acquisition is attached as Exhibit 99.1 to this report. Financial statements and any pro forma financial information required by this item to be filed on Form 8-K are not included with this initial report but will be included in an amendment to be filed not later than 71 calendar days after the date of this report.

Item 2.03 Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of Registrant.

Reference is made to Item 1.01 above, the contents of which are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

10.1	Consent and Amendment to Loan and Security Agreement, dated April 3, 2008, between Silicon Valley Bank and Entropic Communications, Inc.

99.1	Press Release dated April 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: April 4, 2008	By:	/s/ Lance W. Bridges, Esq.
Lance W. Bridges, Esq.
Vice President of Corporate Development and General Counsel

EXHIBIT INDEX

Number	Description

10.1	Consent and Amendment to Loan and Security Agreement, dated April 3, 2008, between Silicon Valley Bank and Entropic Communications, Inc.

99.1	Press Release dated April 4, 2008